Exhibit 10.2

13 July, 2007

Strictly private and confidential

Mr. Peter Grover

20 New Road

Penn

Bucks

England

HP10 8DJ

Release agreement

Dear Peter:

I refer to your employment contract dated 1 January 2004 as amended by written agreement on 24 November 2005 (“your contract”) and to your request for an early release from the term of your contract with effect from 4 August 2007.

As you know, the initial term of your contract was for three years until 1 January 2007, which was then to be renewed automatically for a further two years unless either you or TRX Europe gave at least 12 months’ notice to terminate the contract at the end of the initial term. As neither you nor TRX Europe gave such notice, the term was automatically renewed on 1 January 2007 for a further two years.

I am pleased to confirm that TRX Europe Ltd (“the Company”) is willing to release you from the remainder of the term of your contract and to agree to vary the fixed term period so that it will now expire on 4 August 2007 (“the release agreement”).

The terms of the release agreement are as follows:

1.	You will be released from your contract on 4 August 2007 (“the Termination Date”) when your employment with the Company will terminate upon the expiry of the varied fixed term period. Until the Termination Date you will continue to receive your normal pay and benefits.

2.	When your employment terminates, you will be entitled to receive any holiday pay which has accrued to the Termination Date but which you have not yet taken. Any holiday pay owed to you will be paid with your final salary and taxed in the normal way.

3.	In consideration of paragraph 12 below and your compliance with the terms of this release agreement, the Company will pay you in August 2007, as agreed and authorized by the CEO, CFO and COO of TRX, Inc., the following:

(a)	The sum of £96,528.10 which will be fully taxable

(b)	The sum of £6,180.00 into your personal pension plan.

4.	In addition to the payments in paragraph 3, you are entitled to retain:

(a)	Your laptop computer provided that you have given access to the Company on or before the Termination Date to sanitise the hard drive. You may also retain the docking station and printer that you currently use with your laptop.

(b)	Your mobile phone telephone number which the Company will arrange to have transferred to you.

TRX Europe Ltd

Registered Office: Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH, UK

Tel: +44 (0) 1293 608555, Fax: +44 (0) 1293 608556

Registered in England and Wales - No.3841799

Grover Release Agreement, July 2007, Page 2.

(c)	For the avoidance of any doubt, the value of the benefits in paragraph 4 is £0.00.

5.	Except for the equipment detailed in paragraph 4 (a) above, you must return all property to the Company on or before the Termination Date including (without limitation and as applicable)’:

(a)	office keys, mobile telephone, blackberry, your Company identification, your Company security fob and any other electronic device or equipment;

(b)	computer software, memoranda, notes, records, files, correspondence and any other documents and whether in paper or in any other format concerning the business of the Company or any TRX company including all customer data, billing information, service data and other technical material of the Company or any TRX company and any other information (whether expressed to be confidential or not) relating to the Company or any TRX company or any of its or their officers, employees, clients or customers.

6.	You acknowledge and agree that you have not retained nor will retain copies of any computer software, memoranda, notes, records, files, correspondence and any other documents and whether in paper or in any other format concerning the business of the Company or any TRX company including all customer data, billing information, service data and other technical material of the Company or any TRX company and any other information (whether expressed to be confidential or not) relating to the Company or any TRX company or any of its or their officers, employees, clients or customers.

7.	On or before the Termination Date you must erase irretrievably all data relating to the business of the Company or any TRX company, its or their officers, employees, clients or customers from any computer or other electronic device to which you have access and which is not under the custody or control of the Company and destroy any copies made of such data whether in paper or in any other format.

8.	If requested by the Company to do so you must provide a signed statement that you have complied fully with your obligations under paragraph 7 and provide the Company with such reasonable evidence of compliance as it may request.

9.	You remain under a continuing duty of confidentiality and agree to comply with clause 9 (f) of your contract after the Termination Date until such time as it ceases to have effect.

10.	You agree that clauses 9 (b), 9 (c), 9 (d), 9 (e), 9 (f), and 9 (h) or your contract will continue to apply after the Termination Date. You further agree to comply with the restrictions in clauses 9 (c) of your contract until their expiry or until (if sooner) the Company consents in writing to waive the requirements (whether in whole or in part) of any of these restrictions.

11.	On or before the Termination Date and in any event upon request, you must resign from any office or directorship that you have with the Company or any group or affiliated company. You agree that no compensation or other payment is due to you upon any such resignation.

12.	You agree and accept that the payment made to you under paragraph 3 is in full and final settlement of any payments due to you under your contract or any claims that you have or may have against the Company or any TRX company or its or their directors, officers or employees relating to your employment with the Company or its termination. You and the Company agree that there is no outstanding liability or claim (whether under common law, statute or otherwise) against the other or (in the case of the Company) any of its directors, officers or employees.

Grover Release Agreement, July 2007, Page 3.

Please now sign the enclosed copy of this letter to confirm your agreement to the terms of the release agreement and return it to me.

Yours sincerely,

Signed for and on behalf of TRX Europe
David D. Cathcart
Director

I have read, understood and accept the terms of the release agreement and agree to be bound by these. I also accept the payments in paragraph 3 in full and final settlement of any payments due to me under my contract or any claims I have or may have against the Company arising out of my employment with the Company or its termination.

Signed	/s/ Peter Grover
Peter Grover

Dated: 13/7/7